CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment No. 8 to the Henssler Equity Fund's Registration Statement on Form N-1A (File No. 333-46479), including the reference to our firm as former accountants under the heading "Accountants" in the Statement of Additional Information.


McCurdy & Associates CPA's, Inc.
Westlake, Ohio
August 25, 2004